                                                                    EXHIBIT 10.4

                            CONFIDENTIAL TREATMENT

Portions of this Exhibit (Exhibit 10.4) have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, which are designated by asterisks
(* * *), were filed separately with the Commission.

                                                          Agreement No. R-11268M
                                              Effective Date:  November 01, 1998

                             Agreement No. R11268M
                                    between
                       BELLSOUTH TELECOMMUNICATIONS, INC.
                                      and
                              INNOTRAC CORPORATION

BELLSOUTH TELECOMMUNICATIONS, INC., a(n) Georgia corporation ("Company"), and INNOTRAC CORPORATION, a(n) GA corporation ("Supplier"), enter into this Agreement No. R-11268M ("Agreement") effective November 01, 1998.

The parties hereby agree that all the terms and conditions attached hereto are fully incorporated herein by this reference.

IN WITNESS WHEREOF, the parties have, manually or by electronic signature, executed this Agreement by their duly authorized representatives in one or more counterparts, each of which shall constitute an original, on the effective date specified above.


INNOTRAC CORPORATION                          BELLSOUTH
                                              TELECOMMUNICATIONS, INC.


By: /s/S Dorfman                              By:   * * *
   -------------------------------               ------------------------------
        (Authorized Signature)                       (Authorized Signature)


Name: Scott Dorfman                           Name:  * * *
     -----------------------------                 ----------------------------
           (Print or Type)                               (Print or Type)


Title: President                              Title:  * * *
      ----------------------------                  ---------------------------

                        Purchase Agreement For Services
                       BellSouth Telecommunications, Inc.

This Purchase Agreement for Services (hereafter "Agreement") is made by and between BellSouth Telecommunications, Inc., a Georgia corporation, (hereafter "Company") located at 675 W. Peachtree Street NE, Atlanta, GA 30375, and Innotrac Corporation, a Georgia corporation, (hereafter "Supplier") located at 6655 Sugarloaf Parkway, Duluth, GA 30097, and shall supersede and replace the "Equipment Negotiation and Referral" agreement dated May 1, 1995.

1.  TERM OF AGREEMENT

     The initial term of this Agreement shall commence and be effective on October 1, 1998. It shall continue in effect thereafter through September 30, 2003 , inclusive, except as otherwise provided herein. This Agreement shall continue in effect as specified herein unless: Company terminates, with or without cause, at any time upon at least One hundred and twenty
     (120) days prior written notice to Supplier, as provided herein; or either party cancels pursuant to the terms hereof, upon the other's breach.

2.  SCOPE OF AGREEMENT

     This Agreement contemplates Supplier's procurement, sale or rental, and the fulfillment of sales or rentals of telecommunications related customer premises equipment (CPE) and other Services, as defined herein or in subsequent Letter Purchase Orders (LPO's), as ordered by Company and Company's customers. All transactions between Company and Supplier during the term of this Agreement shall be covered by this Agreement and any applicable Letter Purchase Order, as defined herein, unless the parties agree otherwise in writing.

3.  TERMS AND CONDITIONS

     The terms and conditions applicable to this Agreement shall be those stated within this Agreement and shall include those terms and conditions contained in Appendices A, B, C, D, and E.

4.  SERVICES AND PRICE

     "Services" as used herein shall mean the Sales and Fulfillment Services listed in Appendix B, which may be ordered hereunder. Prices for Services and/or equipment ordered, including any applicable discount schedules, shall be as shown in Appendix C and/or in subsequent LPO's.

5.  MATERIAL

     "Material" as used herein shall mean telecommunications related customer premise equipment (CPE).

6.  TERMS OF PAYMENT

     Terms of Payment shall be as described in Appendix C.
     Company may withhold payment for non-conforming and/or non-complying Services or Material.

7.  NOTICES

     Except as otherwise provided herein, any notices or demands that are required by law or under the terms of this Agreement shall be given or made by Supplier or Company in writing and shall be given by hand delivery, facsimile, telegram or similar communication, or by certified or registered mail, and addressed to the respective parties set forth in Appendix A, Paragraph 27 NOTICES. In the case of facsimile, telegram or similar communication, the receiving party shall consider such notices given when sent, and in the case of certified or registered mail, when deposited in the United States mail with postage prepaid.

8.  INCORPORATION BY REFERENCE

     The terms and conditions contained in Appendices A through E, referred to in this Agreement and attached hereto, are integral parts of this Agreement and are fully incorporated herein by this reference.

                              TERMS AND CONDITIONS
                                   APPENDIX A

1.  AFFILIATED COMPANIES

     BellSouth Corporation or any company which BellSouth Corporation owns, directly or indirectly, in whole or in part, shall constitute an affiliated company ("Affiliated Company(ies)"). Any Affiliated Company may place Orders under this Agreement. All references to "Company" in this Agreement apply to the Affiliated Company placing an Order. The terms and conditions of this Agreement apply to such Orders. The Affiliated Company placing the Order becomes "Company" for any Order it places. Each Order constitutes a separate, distinct and independent contract between Supplier and the Company placing the Order. Each Company bears sole responsibility and liability for meeting the obligations of any Order such Company may place.

2.  ASSIGNMENT BY COMPANY

     Company may assign this Agreement and its rights and may delegate its duties under this Agreement either in whole or in part, at any time and without Supplier's consent, to any present or future Affiliated Company or successor company of Company; provided, however, Company must assure that its assignee has the ability to perform Company's responsibilities under this Agreement. Company shall give Supplier written notice of such assignment or delegation. The assignment shall not affect nor diminish any rights or duties that Supplier or Company may then or thereafter have as to Services, material, or software ordered by Company before the effective date of the assignment. Written notice to the Supplier releases and discharges Company, to the extent of the assignment, from all further duties under this Agreement, except with respect to Services, material, or software that Company ordered before the effective date of the assignment.

3.  ASSIGNMENT BY SUPPLIER

     Supplier must have Company's written consent before Supplier assigns or otherwise delegates any work it is to perform under this Agreement, in whole or in part, or assigns any of its rights, interests or obligations hereunder. Supplier shall deliver to Company written notice of Supplier's intent to assign, at least thirty (30) days before assignment. Company shall consider void any assignment to which it has not consented, except where Supplier assigns its rights to receive monies pursuant to this Agreement. In such case, Supplier only needs to notify Company in writing. However, Supplier cannot assign monies due if Supplier tries to transfer to the assignee any of Supplier's other rights or obligations hereunder. Supplier shall not make an assignment that prevents Company from dealing solely and directly with

     Supplier on all matters pertaining to this Agreement. Such matters include amending this Agreement and/or settling amounts due either party by the other hereunder.

4.  BANKRUPTCY

     In addition to all other rights or remedies provided for in this Agreement or by law, Company may immediately cancel this Agreement if:

     a) Supplier becomes insolvent or makes a general assignment for the benefit of creditors;

     b)  Supplier admits in writing the inability to pay debts as they mature;

     c) Any court appoints a trustee or receiver with respect to Supplier or any substantial part of Supplier's assets; or

     d) An action is taken by or against Supplier under any bankruptcy or insolvency laws or laws relating to the relief of debtors, including the Federal Bankruptcy Act.

5.  COMPANY'S INFORMATION

    Scope of Company's Information

     Supplier acknowledges that Supplier may acquire information and material that is the Company's confidential, proprietary or trade secret information. As used herein, "Company's Information" includes, but is not limited to, all information and documents disclosed by the Company, whether written or oral, in the course of this Agreement or in contemplation hereof including, without limitation, all Specifications, drawings, sketches, schematics, models, samples, tools, algorithms, technical or business information, research and development, production and engineering processes, costs, profit and margin information, Company lists, marketing, production and future business plans.

    Use of Company's Information

     Supplier agrees to take all steps reasonably necessary to hold in trust and confidence the Company's Information. Supplier hereby agrees to hold Company's Information in strict confidence, not to disclose it to third parties or to use it, in any way, commercially or otherwise, other than as permitted under this Agreement. Supplier will limit the disclosure of the Company's Information to employees with a need to know who: (i) have been advised of the proprietary nature thereof; and (ii) have acknowledged the express obligation to maintain such confidentiality. Supplier's obligations set forth herein shall remain in effect for two (2) years from the receipt of Company's Information considered or deemed to be confidential information, but such obligation of confidentiality will not expire for Company's Information considered or deemed to be a trade secret under applicable law.

    Exceptions

     Notwithstanding the other provisions of this Agreement, nothing received by Supplier from Company will be considered to be Company's Information if:
     (i) it has been
     published or is otherwise available to the public other than by a breach of this Agreement; (ii) it has been rightfully and lawfully received by Supplier from a third party without confidential limitations; (iii) it has been independently developed by Supplier by personnel having no access to Company's Information; (iv) it was known by Supplier prior to its first receipt from Company; (v) it is hereafter disclosed by Company without restriction on further disclosure; or (vi) it is disclosed pursuant to a court order, subpoena or by operation of law, provided Supplier has given Company prior advance written notice in order that Company may attempt to obtain a protective order limiting disclosure and use of the information disclosed.

     Supplier hereby agrees that every individual person including but not limited to employees, sub-contractors, agents, representatives and other third parties who perform under this Agreement shall execute the appropriate documents to undertake obligations of confidentiality consistent with the terms set forth herein. Supplier hereby agrees to provide evidence of such duly executed documents to Company upon request.

6.  CHOICE OF LAW/VENUE

     The laws of the State of Georgia shall govern the validity, construction, interpretation, and performance of this Agreement. The jurisdictional venue for any legal proceedings involving this Agreement shall be held in any applicable local, state or federal court located within the State of Georgia.

7.  COMPLIANCE WITH LAWS

     Supplier shall comply with all applicable federal, state, county and local laws, orders, rules, ordinances, regulations and codes, applicable to Suppliers provision of Services hereunder, including, but not limited to, Supplier's obligations as an employer regarding the health, safety and payment of its employees. Supplier's compliance shall also include identifying and procuring the required permits, certificates, approvals, and inspections in Supplier's performance under this Agreement. Notwithstanding whether a specification is furnished under this Agreement, Supplier shall comply with all FCC rules pertaining to Customer Proprietary Network Information ("CPNI") as well as all applicable laws regarding the construction, packaging, labeling, and registration of Services, material, software or containers. Supplier shall indemnify, defend and hold Company harmless against any claim, loss, liability, cost or damage sustained because of Supplier's noncompliance. Notwithstanding any of the foregoing, Supplier shall not be required to obtain registrations, permits, approvals, inspections or otherwise comply with laws, orders, rules, ordinances, regulations and/or codes applicable to processes handled by persons or entities other than Supplier.

8.  CONFLICT OF INTEREST

     Supplier acknowledges it has received Company's "Position Statement," as contained in the attached applicable appendix. Supplier further stipulates that it has not employed, retained, induced, or directed any of Company's officers or employees to solicit or secure this Agreement by means of an agreement, offer, understanding, or implication involving any form of remuneration. Supplier agrees that if Company alleges that a violation exists hereof, Supplier will cooperate in every reasonable manner with Company in establishing whether the allegation is true. If such a violation has occurred and Company considers it material, Company may cancel this Agreement.

9.  DEFAULT

     If Supplier breaches or defaults on any of the terms, conditions, or covenants of this Agreement or any Order(s), Company shall give Supplier written notice of such breach or default ("Breach Notice"). If , by the 10th working day following receipt of a Breach Notice, Supplier does not demonstrate, to Company's reasonable satisfaction, that Supplier has implemented efforts to cure such breach or default, then in addition to all other rights and remedies of law or equity or otherwise, Company may cancel this Agreement or any such Order(s) without any charge, obligation, or liability whatsoever, except for payment of Services, material and/or software already ordered and being processed; provided, however, if Supplier has implemented efforts to cure such breach or default within the said 10 working days and such breach or default cannot be completely cured within said period, then the cure period may be extended, at the Company's discretion, day-to-day for a period of up to thirty (30) additional calendar days.

10. ENVIRONMENTAL COMPLIANCE

     Supplier hereby warrants and certifies that Supplier's performance under this Agreement, the Services rendered and/or material supplied by Supplier, its agents, or Sub-contractors hereunder shall conform and comply with all applicable laws regarding the packaging, handling, use, storage, processing, transportation, treatment and/or disposal of material or other items which are, or contain, hazardous or toxic wastes, substances or materials (collectively called "Hazardous Material"). Supplier shall advise Company how to use and dispose of Hazardous Material bought under this Agreement.

     Supplier shall obtain all required licenses, permits, and authorizations from all applicable government agencies that have, or may assert, jurisdiction over any aspects of Supplier's performance hereunder, including the performance of its employees, agents, or sub-contractors. Supplier shall notify Company at least thirty (30) days before shipping Hazardous Material. Supplier shall mark each self-contained unit and carrier identifying the existence of a Hazardous Material or substance and its name. Notwithstanding the section entitled "TERMINATION FOR
                                                     ---------------
     CONVENIENCE", if applicable, Company may terminate an Order for Hazardous
     -----------
     Material within thirty (30) days after such notification from Supplier without any liability to Company whatsoever.

     Supplier must include a Material Safety Data Sheet ("MSDS"), Occupational Safety and Health Act ("OSHA") Form 174 as revised, with all shipments that contain Hazardous Material as specified in Department of Transportation Title 49 and OSHA Standards.

     Supplier shall indemnify, defend and hold Company harmless from any violation or breach of the terms of this section. Such indemnity obligation shall survive the termination of this Agreement.

     The provisions of this section shall apply only to the extent that manufacturing, packaging, handling, use, storage, processing, transportation, treatment, disposal and/or other such activities are processes generated or handled by Supplier. Nothing in this section shall require Supplier to conform or comply with laws, or to obtain licenses, permits or other approvals, with respect to manufacturing, packaging, handling, use, storage processing, transportation, treatment, disposal and/or other such processes and activities not generated or handled by Supplier.

11. FACILITY RULES AND GOVERNMENT CLEARANCE

     Both parties' employees and representatives shall comply with all internal rules and regulations while on each other's premises. If required by Government regulations, such compliance shall include submission of a satisfactory clearance from the U. S. Department of Defense and other concerned federal authorities.

12. FORCE MAJEURE

     Neither party shall be responsible for any delay or failure in performing any part of this Agreement when it is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, act or omission of carriers or other similar causes beyond its control (collectively called "Condition"). If any such Condition occurs, the party delayed or unable to perform shall give immediate notice to the other party. The party affected by the other's delay or inability to perform may elect to:

     a) Terminate this Agreement or part thereof as to Services, material and/or software not already received; or

     b) Suspend this Agreement for the duration of the Condition, buy or sell elsewhere Services, material and/or software comparable to those to be obtained under this

         Agreement, and deduct from any Supplier commitment the quantity bought or committed to with other suppliers; or

     c) Resume performance of this Agreement once the Condition ceases, with an option in the affected party to extend the period of this Agreement up to the length of time the Condition endured; or

     d) If the affected party does not notify the other in writing within thirty (30) days after the affected party receives notice of the Condition from the party unable to perform, then Option 2. shall apply.

13. INDEMNITY

     Supplier agrees to indemnify and hold Company harmless from any and all liabilities, causes of action, lawsuits, penalties, claims or demands (including the costs, expenses and reasonable attorneys' fees on account thereof) that may be made by:

     a) Anyone for injuries of any kind, including but not limited to personal injury, death, property damage and theft, resulting from Supplier's negligent or willful acts or omissions or those of persons furnished by Supplier, its agents or sub-contractors or resulting from the use of Supplier's Services, material, or software furnished hereunder or resulting from Supplier's failure to perform its obligations hereunder;

     b) Any of either Supplier's, its agent's or sub-contractor's employees or former employees for which the Supplier's, its agents' or sub-contractors' liability to such employee or former employee would otherwise be subject to payments under the state Worker's Compensation laws or an Employer's Liability policy, premises liability principles or any other law or form of legal duty or obligation; and

     c) Either Supplier's, its agent's or sub-contractor's employees or former employees, including applicants at Company's job site, for any and all claims arising out of the employment relationship with respect to performing under this Agreement. This includes, but is not limited to, employment discrimination charges and actions arising under Title VII of The Civil Rights Act of 1964, as amended; The Equal Pay Act; The Age Discrimination in Employment Act, as amended; The Rehabilitation Act; The Americans with Disabilities Act; The Fair Labor Standards Act; The National Labor Relations Act; and any other applicable law.

     Supplier, at its own expense, shall defend Company, at Company's request, against any such liability, cause of action, penalty, claim, demand, administrative proceeding or lawsuit, including any in which Company is named as an "employer" or "joint employer" with Supplier. Company shall notify Supplier promptly of any written claims or demands against Company for which Supplier is responsible hereunder.

     The foregoing indemnity shall be in addition to any other indemnity obligations of Supplier set forth in this Agreement.

14. INDEPENDENT CONTRACTOR

     Supplier shall perform all work in connection with the Services, material or software described in the Agreement as an independent contractor and not as the agent or employee of Company. All persons furnished by Supplier shall be for all purposes solely the Supplier's employees or agents and shall not be deemed to be employees of Company for any purpose whatsoever. Supplier shall furnish, employ, and have exclusive control of all persons to be engaged in performing Services under this Agreement and shall prescribe and control the means and methods of performing such Services by providing adequate and proper supervision. Supplier shall be solely responsible for compliance with all rules, laws, and regulations relating to employment of labor, hours of labor, working conditions, payment of wages, and payment of taxes, such as employment, social security, and other payroll taxes, including applicable contributions from such person when required by law. Supplier shall not subcontract work to be performed without Company's prior written permission.

15. INSPECTION

     At its option, Company may inspect Services. If Company so chooses, then Company, Company's authorized agents and/or representatives shall inspect the Services (including material and software) according to Company's quality assurance specifications. This reference hereby incorporates those specifications into this Agreement. Company's inspection or failure to inspect on any occasion shall not affect Company's rights or Supplier's obligations under warranty or other provisions of this Agreement.
     Company's inspection shall not constitute acceptance of Services.

     Company or Company's authorized agents or representatives may perform on-site audits of Supplier's or Supplier's authorized agents' or representatives' quality systems. These audits will follow the appropriate Bellcore Technical Reference TR-NWT-001252, "Quality System Generic Requirements For Hardware" or TR-TSY-000179, "Software Quality Program Generic Requirements." Company, at its option, may determine, arrange and conduct other ways to ensure quality compliance.

16. INSURANCE

     During the term of this Agreement, Supplier shall maintain all insurance and/or bonds required by law or this Agreement, including but not limited to the following:

     a) Adequate Worker's Compensation and related insurance required by Company and prescribed by the law of any state in which the work is to be performed;

     b) Employer's liability insurance with limits of at least $1,000,000 for each occurrence; and

     c) Commercial general liability insurance, including contractual liability, products liability and completed operations coverage, and if applicable, comprehensive motor vehicle liability insurance. Each shall have limits of at least $1,000,000 for bodily injury, including death, to any one person, $1,000,000 as a result of any one occurrence, and $1,000,000 for each occurrence of property damage.

     Supplier shall also require its agents or sub-contractors, if any, who may enter upon Company's premises to maintain the same insurance coverage required herein. All required insurance policies shall contain a provision stating Company's name and address and shall require insurer to notify Company in writing at least thirty (30) days prior to cancellation of, or any material change in, the policy. All commercial general liability policies required herein shall name the Company as an additional insured with respect to work performed under this Agreement. Before starting work and upon renewing each coverage required herein, Supplier shall furnish Company with all certificates and/or adequate proof of the foregoing insurance.

     In addition, Supplier shall maintain all policies required herein with insurers acceptable to the Company. Company may disallow coverage from any insurer that does not maintain a rating from A.M. Best Company of B+ X or higher.

17. LETTER PURCHASE ORDERS

     This Agreement contemplates the future execution by Company and Supplier of one or more written Letter Purchase Order(s) ("LPO[s]"). Both parties shall execute each LPO. This Agreement and any applicable LPO(s) shall cover all transactions between Company and Supplier during the term of this Agreement unless the parties agree otherwise in writing.

     Upon its execution, the parties shall deem each properly executed LPO to be incorporated into this Agreement. If the LPO conflicts with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control unless the parties otherwise agree via a "Special Considerations" section of the LPO.

     Supplier will furnish consultant, professional or other Services to Company as specified in LPOs. Each LPO, at a minimum, shall specify the information outlined below:

      a) A reference to this Agreement and a unique identifying number assigned by Company's Contact;

      b)  A detailed description of the Services Supplier shall perform;

      c)  A statement defining all deliverables and their associated due dates;

      d)  Company and Supplier's contact names, addresses and telephone numbers;

      e) A list of expenses authorized for reimbursement by Company, and an explanation for each item;

      f) The maximum total expenditure authorized, meaning either (a) the total dollar amount authorized under the LPO, or (b) the total time limit for completing the project under the LPO;

     g) A statement defining the beginning and ending dates for the work to be performed;

     h)  Invoicing instructions;

     i) Signatures of representatives authorized by Company and Supplier to execute the LPO; and

     j)  Special Considerations, if appropriate.

     Company, without prejudice to any right or remedy on account of any failure of Supplier to perform its obligations under this Agreement, may at any time terminate the performance of the work under any LPO, in whole or in part, by written notice to Supplier specifying the extent to which the performance of the work is terminated and the date upon which such termination becomes effective. If Company terminates an LPO for other than the Supplier's failure to perform its obligations under the LPO, Company shall then pay Supplier for Services rendered prior to the effective date of termination and for expenses properly reimbursable under the LPO, provided, however, that the payment of any such amounts shall be subject to any provision for the limit of expenditures set forth in the LPO.
     Company's payment of such amounts shall be in full settlement of any and all claims of Supplier of every description, including profit.

     If Company terminates an LPO issued hereunder, affected Company property and work in Supplier's possession shall be forwarded promptly to Company.

18. LICENSES

     Except as otherwise provided in this Agreement, Company grants no licenses to Supplier under any patents, copyrights, trademarks, trade secrets or any other intellectual property, expressed or implied.

19. NONDISCRIMINATION COMPLIANCE

     Supplier agrees to comply with the applicable provisions of the "NONDISCRIMINATION COMPLIANCE AGREEMENT" set forth in the attached Appendix D.

20. NON-EXCLUSIVE RIGHTS

     This Agreement does not grant Supplier an exclusive privilege to sell to Company any or all Services or Material that Company may require, specifically including fulfillment services. Company, at its option, may purchase comparable products and services from other manufacturers or suppliers. In addition, Company, at its sole discretion, shall determine the extent of Company's efforts to market, advertise, promote, or support the Services or Material.

21. NON-WAIVER

     No waiver or failure to exercise any option, right or privilege under the terms of this Agreement on any occasion or occasions shall be construed to be a waiver of the same or any other option, right, or privilege on any other occasion.

22. PATENT AND OTHER PROPRIETARY RIGHTS INFRINGEMENT

     Supplier shall indemnify, defend and hold Company harmless, at Supplier's expense, against any claim, suit or proceeding brought against Company resulting from, relating to or arising out of a claim that any use of the Services, material and/or software constitutes an infringement of a patent, copyright, trademark, trade secret or other proprietary right of a third party. Supplier will also pay any costs including, without limitation, reasonable attorneys' fees, expenses or damages awarded to third parties or incurred by Company. Supplier may settle, at Supplier's sole expense, any claim, suit or other action against Company for which Supplier is responsible under this section provided that such settlement shall not limit, unduly interfere or otherwise adversely affect the rights granted to Company or Supplier's obligations under this Agreement. Company shall notify Supplier of any claim of infringement for which Supplier is responsible and shall provide Supplier with reasonable assistance in the defense of any such claim. Company reserves the right to employ counsel at its own expense and participate in the defense of any claim.

     Upon notice of an alleged infringement or if in Supplier's opinion such a claim is likely, or if Company's rights hereunder are restricted by a valid court order, then Supplier shall at its option and sole expense: (i) procure the right to continue using the alleged infringing material; (ii) replace the material with non-infringing material which is equivalent in features, functionality and quality; or (iii) modify the material to make it non-infringing while retaining all features, functionality and quality.

23. PUBLICITY

     Supplier agrees to submit to Company all advertisements, sales promotions, press releases, and other publicity matters relating to this Agreement or mentioning or implying the trade names, logos, trademarks or service marks (collectively called "Marks") of BellSouth Corporation and/or any of its Affiliated Companies or language from which the connection of said Marks therewith may be inferred or implied, or mentioning or implying the names of any personnel of BellSouth Corporation and/or any of its Affiliated Companies. Supplier further agrees not to publish or use such advertisements, sales promotions, press releases, or publicity matters without Company's prior written consent. Notwithstanding the foregoing, Company hereby consents to Supplier's appropriate use of the Marks in connection with legally required reporting disclosures.

24. RECORDS AND AUDITS

     Supplier shall maintain complete and accurate records of all amounts billable to and payments Company makes under this Agreement following generally accepted commercial accounting practices. Whenever applicable, Supplier shall also maintain records, including but not limited to, the following:

     a) Costs Company pays for Services, material and/or software provided hereunder;

     b) Direct labor employee hours for which Supplier computes payment under this Agreement on the basis of actual hours worked at a fixed rate per hour;

     c) Costs incurred which may affect re-determination or revision of prices or ultimate termination costs;

     d) Costs incurred which may affect the termination charges Company is expected to pay;

     e) Costs Supplier incurs for any required tooling which may affect re-determination of price; and

     f)  Records concerning any physical inventories.

     Supplier shall keep such records for at least three (3) years after Company's final payment for Services, material and/or software covered by this Agreement. Supplier shall provide to Company reasonable supporting documentation concerning any disputed invoice amount within thirty (30) days after Company notifies Supplier of the dispute in writing.

     Company and its authorized agents and representatives may audit such records during the respective periods in which Supplier is required to maintain such records. Company may access such records on Supplier's premises, inspect and photocopy same, and retain copies of such records away from Supplier's premises with appropriate safeguards as Company in its sole discretion may deem necessary. Company shall also have such above-described auditing rights with respect to Supplier's agents, Suppliers, or sub-contractors.

     Supplier shall keep and make such records readily available for such audit to determine the correctness of Supplier's billing. All payments, if any, Company makes shall be subject to final adjustments as determined by such audit(s). Audit(s) to determine costs and the payment of such costs shall occur no later than three (3) years after Company presents such claim. Supplier shall adjust its billing according to the audit results.

25. RELEASES VOID

     Neither party shall require waivers or releases of any personal rights from representatives of the other when visiting Supplier's and Company's respective premises. Neither party shall require any representative of the other party to sign a personal nondisclosure agreement. Supplier, Company, or any third party shall not plead any such releases or waivers in any action or proceeding.

26. REPRESENTATIVES

     All Services that Supplier performs and material and/or software that Supplier furnishes under this Agreement are subject to contract administration activities by Company's Representative(s). Such activities include, but are not limited to, monitoring supplier performance, Agreement interpretation and amendment, maintenance of Agreement information in Company's database, inspecting and accepting work performed, verifying work completion, and validating charges rendered on Supplier's invoices. In addition to or instead of Company's Representative, contract administration activities may be performed by the individual(s) designated as Company's Delegate, or others as may be delegated by Company in writing.

     Company's Representative shall be the Director - Consumer Services. Company's Delegate shall be the Manager - Consumer Services.

27. NOTICES

     All notices from either party to the other shall be delivered either personally or by first-class, pre-paid U.S. mail or overnight mail. Notice to either party shall be sent to the respective address as set forth in the Agreement, unless written notice of a change of address shall have been previously given by either party. In addition, a copy of any changes in address for notices and any notices of termination or any claimed default by BellSouth shall be contemporaneously given to counsel for BellSouth at the following address:

          BellSouth Telecommunications, Inc.
          4300 BellSouth Center
          675 W. Peachtree St., N. E.
          Atlanta, GA  30375
          Attn:  * * *

          BellSouth Telecommunications, Inc.
          32A - BellSouth Center
          675 W. Peachtree Street NE
          Atlanta, GA 30375
          Attn.  * * *

          Innotrac Corporation
          6655 Sugarloaf Parkway
          Duluth, GA 30097
          Attn.  Mr. Scott Dorfman - President

28. SECTION HEADINGS

     The section headings used in this Agreement are for convenience only and do not affect the meaning or interpretation of this Agreement.

29. SUPPLIER'S INFORMATION

    Scope of Supplier's Information

     Company acknowledges that Supplier may need to provide Company with certain information and material that is the Supplier's confidential, proprietary or trade secret information. As used herein, "Supplier's Information" may include information and documents disclosed by the Supplier in the course of this Agreement such as by way of example, drawings, sketches, schematics, models, samples, tools, algorithms, technical or business information. Supplier shall provide a detailed description of Supplier's Information in the applicable LPO. All Supplier's Information shall be in writing or other tangible form and clearly marked with a confidential, private or proprietary legend. Supplier's Information conveyed orally shall be designated as proprietary at the time of disclosure and shall be reduced to writing within ten (10) business days.

    Use of Supplier's Information

     Company agrees to take all steps reasonably necessary to hold in trust and confidence Supplier's Information. Company hereby agrees to hold such Supplier's Information in strict confidence, not to disclose it to third parties or to use it, in any way, commercially or otherwise, other than as permitted under this Agreement. Company will limit the disclosure of Supplier's Information to employees, consultants, agents, contractors, Affiliated Companies and representatives with a need to know who will not be considered as "third parties" and who: (i) have been advised of the proprietary nature thereof; and (ii) have acknowledged the express obligation to maintain such confidentiality. Company's obligations set forth herein shall remain in effect for two (2) years from the receipt of Supplier's Information considered or deemed to be confidential information, but such obligation of confidentiality will not expire for Supplier's Information considered or deemed to be a trade secret under applicable law.

    Exceptions

     Notwithstanding the other provisions of this Agreement, nothing received by Company from Supplier will be considered to be Supplier's Information if:
     (i) it has been published or is otherwise available to the public other than by a breach of this Agreement; (ii) it has been rightfully and lawfully received by Company from a third party without confidential limitations; (iii) it has been independently developed by Company by personnel having no access to such Supplier's Information; (iv) it was known by Company prior to its first receipt from Supplier; (v) it is hereafter disclosed by Supplier without restriction on further disclosure; or (vi) it is disclosed to any governmental agency or court of competent jurisdiction by written order, subpoena or decree, or by operation of law, provided Company has given prior notice to Supplier in order that Supplier may attempt to obtain a protective order limiting disclosure and use of the information disclosed.

30. SUPPLIER OVERDEPENDENCE

     Company has no way to know Supplier's dependence on revenues from sales to Company in proportion to Supplier's revenues from other customers. To protect Company from a situation in which Supplier is too dependent upon Company for said sales, Supplier hereby agrees to release and hold Company harmless from any and all claims and liabilities relating to Supplier's financial stability, which may result from Company's termination of this Agreement for any reason whatsoever.

31. SEVERABILITY

     If any provision(s) of this Agreement are invalid or unenforceable under the laws applicable to the entire Agreement, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement. Instead, the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision(s), and the rights and obligations of Supplier and Company shall be construed and enforced accordingly.

32. SPECIFICATIONS

     "Specifications" shall mean Supplier's technical data as well as technical data Company furnishes to Supplier concerning the Services, material and/or software including without limitation, drawings, sketches, models, manufacturing level schematics, computer or other apparatus programs, and descriptions of Services, material and/or software. If applicable, an attached appendix identifies the Specifications contained in this Agreement. Upon request, Supplier will provide Company a copy of all such Specifications at no charge.

33. SURVIVAL OF OBLIGATIONS

     Company's and Supplier's respective obligations hereunder which by their nature would continue beyond the termination, cancellation or expiration of this Agreement or any Order, shall survive. This includes, by way of example but not limited to, the obligations provided in the sections "COMPANY'S INFORMATION"; "DAMAGES"; "INDEMNITY"; "PATENT AND OTHER PROPRIETARY RIGHTS INFRINGEMENT"; "PUBLICITY"; and "WARRANTY FOR SERVICES", if applicable, shall survive such termination, cancellation or expiration.

34. TAX

     Supplier shall add to the invoice an amount equal to any applicable taxes, local, state or federal, however designated, that may be validly levied or based upon this Agreement or upon the Material and/or Services furnished hereunder. Taxes excluded and not applicable include:

     1.  Ad valorem personal property taxes;

     2.  State and local privilege and excise taxes based on gross revenue;

     3.  Taxes based on or measured by Supplier's net income; and

     4. Any taxes or amounts in lieu thereof paid or payable by Supplier in respect of the foregoing excluded items.

     Supplier shall bill applicable taxes as separate items on Supplier's invoices and shall not include them in the purchase price. Company may have Supplier contest with the imposing jurisdiction, at Company's expense, any such taxes that Company deems are improperly levied.

     Supplier must collect all appropriate state and local sales and use taxes from Company on all sales of taxable tangible personal property and taxable services. The taxing situs for tangible personal property is the shipped-to address. Therefore, suppliers that do not have "nexus", the legal requirement to collect tax in a given state or local taxing jurisdiction, must, as a result of this Agreement, voluntarily register with all appropriate state and local taxing jurisdictions and collect and remit all applicable taxes.

     Company shall not pay or otherwise be liable or responsible for any penalty, additional tax, costs or interest assessed or levied by any taxing authority resulting from Supplier's failure to file any return, form, or information statement such taxing authority requires. Supplier hereby indemnifies, defends and holds Company harmless against any such requirements.

35. TERMINATION FOR CONVENIENCE

     After March 15, 2000, Company may, at any time for its own convenience and without cause, terminate this Agreement or any Order hereunder in whole or in part by giving Supplier at least One hundred and twenty (120) days prior written notice. Unless otherwise specified herein, Company's sole and exclusive liability to Supplier with respect to such termination shall be limited to:

     1. Supplier's actual cost for all components ordered and accepted by Company that Supplier cannot use in Supplier's other operations or sell to Supplier's other customers;

     2. Supplier's actual costs in procuring material ordered and accepted by Company that Supplier cannot use in Supplier's other operations or cannot sell to Supplier's other customers;

    3. Supplier's actual costs and expenses incurred prior to the termination date, to the extent that Company would be liable for such costs and expenses had Company not terminated the Agreement or Order.

     In no event, shall the sum of the above costs exceed the full price of the Services and Material on hand should Company terminate hereunder. At Company's request, Supplier shall substantiate such costs with proof satisfactory to Company.

36. WARRANTY FOR SERVICES

     Supplier warrants to Company that Supplier shall perform Services under this Agreement in a good and fully workmanlike manner to Company's satisfaction and according to the Specifications set forth herein. This warranty shall survive inspection, test, acceptance, use and payment.

                                   APPENDIX B
                            DESCRIPTION OF SERVICES

COMPANY AGREES:

1. To negotiate the installment sale or rental of the appropriate complementary equipment, when communicating with existing or prospective Network Services subscribers and refer sales to Supplier for fulfillment of the subscriber's order. Where such direct negotiation is not feasible, Company's representatives may offer the subscriber referral to Supplier for the sale or rental of the appropriate equipment. If the subscribers indicate an interest in such referral, the Company's representative may on-line transfer the subscriber or refer the subscriber or prospective subscriber to a telephone number designated by Supplier.

2. To sell or rent of an average of * * * units of CPE per month and refer those sales and rentals to Supplier, for fulfillment in a timely manner. The commitment of * * * units per month shall be computed on a six month rolling average. There shall be no penalty to Company for not meeting the * * * amount, provided all such sales and/or rentals for the non-complying month were referred to Supplier. In any event the penalty assessed to Company for non-compliance shall not exceed the lesser of; 1) the difference between the actual number of units sold and the number of units referred to Supplier or;
    2) the difference between the number of units referred to Supplier and * * * units.

3. To provide Supplier with minimum training standards, in writing, detailing function and capability of each piece of equipment to be handled by Supplier, materials and other assistance as is necessary to assist Supplier to adequately train its telemarketing specialists.

4. To designate and approve manufacturers and distributors of equipment, without any liability for the performance of said manufacturer or distributor, to be sold by Supplier. Company will assist Supplier in obtaining the equipment at a price per unit comparing favorably to the price being offered to other purchasers of like equipment, taking into consideration volume discounts. Company shall use its best efforts to assist Supplier in its efforts to obtain, in a timely manner, adequate quantities of equipment to fulfill its obligations to Company under this Agreement.

5. To have the selected equipment tested by an independent laboratory to ensure that it works properly and is reasonably suited for its intended purpose.

6. To authorize Supplier to use the BellSouth Telecommunications name, the BellSouth brand, trademark and/or logo (Marks) associated with the equipment, solely in conjunction with the marketing, sale and/or rental of said equipment. Supplier shall comply with all graphic standards for the Marks which may furnished from time to time, and shall place appropriate trademark notices on the Marks as instructed. Any use of the Marks which is not authorized herein or by an authorized representative of Company is strictly prohibited. During the term of this Agreement, Supplier's employees will be permitted to answer calls from referred subscribers with the phrase "BellSouth Phones". Supplier may not use, publish or advertise in any manner an alphabetic or alpha-numeric equivalent of an in-bound toll free phone number, including but not limited to 1-800-XXX-XXXX.

7. To purchase from Supplier and assume ownership/title of the equipment upon receipt of said equipment by customer and to bill customers within the Company's service area via USOC billing procedures as outlined in Appendix
    C. Company also assumes risk of "bad debt" upon receipt of equipment by customers within its service area.

8. To compensate Supplier for equipment ordered and received by customers who are billed via the USOC procedures, as provided for in Appendix C.

9. To assist Supplier in developing forecasts of sales, rentals and incoming calls to Supplier's call centers.

SUPPLIER AGREES:

1. To accept toll-free telephone calls between the hours of 8:00 a.m. and 12:00 a.m. Eastern time, Monday through Friday and from 9:00 a.m. and 6:00 p.m. on Saturdays, except on Company recognized holidays, from subscribers and prospective subscribers who are on-line transferred, or referred by the Company's service representative, as provided herein. The forgoing hours may be modified by mutual agreement of the parties.

2. To train, to the reasonable satisfaction of Company, all of its Call Center and Customer Service telemarketing specialists who will be handling all forms of inquiries from Company's subscribers and prospective subscribers. These inquiries include, but are not limited to, referrals and sales, product function, installation, billing delivery and return. Training shall be of sufficient duration and detail to enable the telemarketing specialist to accurately and fully understand the function of all equipment; to assist Company's subscriber in troubleshooting; to assist with billing; to assist with product delivery inquiries; and to assist with product returns. All costs of such training will be borne by Supplier. A maximum of two of Company's employees shall be allowed to observe any and all training to ensure accuracy and completeness of training.

3. To make all reasonable efforts to ensure that all subscriber calls transferred or referred to Supplier, as well as all subsequent customer service calls associated with Company's subscribers are handled in a prompt, helpful and courteous manner. Company may, at its own discretion and without advance notice, place test calls, visit Supplier's premises, observe the handling of calls from subscribers, assess the courtesy, knowledge and promptness of Supplier's telemarketing specialists and discuss the results of such activities with Supplier's management. Supplier agrees to remove from the work group that handles Company's subscriber calls any telemarketing specialist who does not perform to a level of courtesy, promptness and knowledge reasonably satisfactory to Company. Supplier shall place signs in conspicuous places in the workplace notifying its employees that calls taken by telemarketing specialists are subject to periodic monitoring for quality control purposes.

4. To use its best efforts to maintain a monthly average of answering * * *% of customer calls in * * * seconds or less and to maintain an abandon rate of
    * * *% or less. Failure to maintain the preceding answer and abandon rate for a period of three consecutive months shall constitute a breach of this Agreement; provided, however, Supplier's inability to meet the monthly average due to unexpected causes beyond Supplier's control, shall not give rise to a claim of breach by Company.

5. To keep in service, solely at its own expense, sufficient telecommunication facilities dedicated to answering customer calls, including but not limited to toll-free lines and telephone sets, to ensure adequate access to Suppliers Sales and Call Centers as described herein. If, at any time, the incoming subscriber calls become too numerous to be handled, (on a recurring basis) by the available facilities and/or telemarketing specialists allocated by Supplier, Supplier agrees to increase the number of facilities or telemarketing specialists to handle the increased volume of calls. When all telecommunications facilities and/or telemarketing specialists become busy and incoming calls encounter a busy or hold condition, Supplier shall be permitted to make commitments to call subscribers back within four (4) working hours of the time the subscriber's call was originally received by Supplier.

6. To purchase and own the inventory of equipment that it sells and/or rents to subscribers and will maintain any inventory adequate to fill orders, placed by subscribers, within the time frames described in item 10, herein. All equipment supplied under this Agreement shall be BellSouth branded equipment, approved by Company and purchased only from distributors designated by Company and authorized by Company to use its trademarks, brands and/or logo. No equipment, material or product acquired in any manner from any other sources, supplier, distributor or manufacturer may be advertised, marketed, promoted or sold in any way to Company's subscribers without the prior written consent of Company.

7. To not sell any equipment, material or product to a third party for resale, unless Supplier, at its own expense, removes or has removed the BellSouth trademark, brand or logo prior to the sale of said equipment, material or product.

8. To handle all necessary communications with subscribers, following the negotiation of sale or referral by Company, including but not limited to post sale calls in connection with the sale or rental of the equipment. Supplier shall provide the equipment to subscribers on an "as-ordered" basis only.

9. To collect payment for all equipment sold to customers who reside outside the Company's service area or may desire to make direct payment for purchased equipment. Supplier may accept personal checks or credit cards from customers. Supplier shall be responsible for collecting and remitting the appropriate sales tax, as required by applicable laws on such sales.

10. To ship all credit card and USOC billing orders within two (2) working days of the order being received by Supplier; and within five (5) working days of receipt of the subscriber's personal check. Supplier shall provide Company with monthly reports of all sales and shipping activity as required by Company, in a mutually agreed format.

11. Acknowledge the value of, the popularity of, and the good will associated with the Company's Marks and that said good will is a property right belonging to Company. Supplier also acknowledges that the Company is the owner of all trademark and other rights in said Marks worldwide. Supplier recognizes that nothing contained in this Agreement is intended as an assignment or grant to Supplier of any right, title or interest in or to said Marks or to any other marks of Company or the good will attached thereto. Any use of the Marks shall inure to the benefit of and be on behalf of Company and its Affiliated Companies, except Supplier may use and receive the benefit of the Marks as provided in this Agreement. Supplier further recognizes that this Agreement does not confer any right on Supplier to use the Marks in any manner outside of the United States, or to grant sub-licenses, and is not assignable. Supplier will do nothing inconsistent with Company's ownership of the Marks. Supplier acknowledges that in the event, after a thirty (30) day notice has been issued to Supplier and Supplier remains in breach of these terms and continues to act in any manner which materially and negatively impacts on the reputation of Company, its Marks or its Affiliated Companies, Company shall have the right to, (i) bring an action against Supplier at law or in equity to protect the Marks and to recover damages as the result of any misuse or unauthorized use thereof and/or; (ii) terminate this Agreement for any such misuse or unauthorized use by Supplier.

12. Upon termination, cancellation or expiration of this Agreement, to (i) cease answering calls with the phrase "BellSouth Phones"; (ii) cease any uses of the Marks, and; (iii) cease its use of all materials and other tangible items bearing the Marks. Supplier shall certify compliance with this paragraph in writing to Company within thirty (30) days of the expiration, termination or cancellation date. Upon expiration, termination or cancellation of this Agreement, Supplier will be allowed to sell and/or rent the remaining equipment in its possession independently of this Agreement so long as the Marks used on or in connection with the sale and/or rental of the equipment are either (i) removed or (ii) comply with the graphic standards set forth in this Agreement.

13. Expend consideration, in amounts and forms to be mutually agreed upon, promoting the ongoing sales of said equipment. This promotion may take the form of additional training or manufacturer's incentives for Company's customer service representatives or printed media advertising upon approval by Company representative.

14. To compensate Company under the "Part X" compensation plan as described in Appendix C, for the direct negotiation and/or referral of equipment rentals.

15. To compensate Company for all CPE units sold via credit card or direct payment as described in Appendix C "Credit Card Sales".

16. To accept returned merchandise under the "Thirty Day - Try and Buy" program and credit Company for said returns. The process for handling such returns shall be mutually agreed upon by Company and Supplier representatives.

                                  APPENDIX C
                          PRICES AND TERMS OF PAYMENT

PART  X COMPENSATION
--------------------

     Supplier shall compensate Company, for the rentals directly negotiated by Company's service representatives, using the following formula:

          * * *

     AVERAGE NEGOTIATION TIME

     The average time spent negotiating the sale of Caller ID and other display equipment is hereby established at * * *. This average is subject to adjustment at any time during the term of this Agreement, based on the nature of the telecommunications equipment being sold.

     COMPENSATION RATE

     The per minute rate by which Company will be compensated by Supplier is established at * * * per minute. This rate may be adjusted annually based on Company's employee compensation rates.

     BILLING

     Company will bill Supplier monthly based on the previous month's sales activity.


USOC BILLING PROCEDURES
-----------------------

     Supplier shall provide Company an invoice for all sales under the USOC billing system by the fifth (5th) working day of the succeeding month. The invoices shall be itemized by each type of CPE and include:

          Equipment Type
          Number of units sold
          Retail selling price of the unit
          Company cost for the unit
          Shipping charges
          Totals

     Company and Supplier representatives shall mutually agree upon a format for the above report.

     Company and Supplier representatives shall mutually agree, in writing, upon the retail selling price, cost price to Company and shipping charges for each item of CPE to be billed via the USOC system.

CREDIT CARD SALES
-----------------

     Supplier shall compensate Company for all sales made via credit card according to the following formula:

          * * *

     Supplier shall provide Company with a report of all credit card sales in a mutually agreed format by the tenth (10th) working day following the end of the month.

                                   APPENDIX D
                     NonDiscrimination Compliance Agreement

The term "Supplier" as used herein, shall also mean, when applicable, Supplier, Vendor, Supplier, Supplier or other defined term as used in the body of the Agreement.
Suppliers shall comply with the applicable provisions of the following:

FAR 19.704, 52.219-8 and 52.219-9, Exec. Order No. 12138, P. L. 95-507, Exec.
Order No. 11246, Exec. Order No. 11625, Section 8 of the Small Business Act as amended, Railroad Revitalization and Regulatory Reform Act of 1976, Exec. Order No. 11701, Exec. Order No. 11758, Exec Order No. 12138, Section 503 of the Rehabilitation Act of 1973 as amended by PL93-516, Vietnam Era Veteran's Readjustment Assistance Act of 1974 and the rules, regulations and relevant Orders of the Secretary of Labor pertaining to the Executive Orders and Statutes listed above.

For contracts of or which aggregate to $2,500 or more annually, the following table describes the clauses which are included in the contract:

  1.  Inclusion of the Equal Employment clause in all contracts and orders;

  2.  Certification of non-segregated facilities;

  3. Certification that an affirmative action program has been developed and is being filed;

  4. Certification that an annual Employers Information Report (EEO-1 Standard Form 100) is being filed;

  5. Inclusion of the "Utilization of Minority and Women's Business Enterprises" clause in all contracts and orders;

  6. Inclusion of the "Minority and Women's Business Enterprise Subcontracting Program" clause in all contracts and orders;

  7. Inclusion of the "Listing of Employment Openings" clause in all contracts and orders;

  8. Inclusion of the "Employment of the Handicapped" clause in all contracts and orders;

Contract Value                Clause(s) Required
   $ 2,500 to $10,000               8
   $10,000 to $50,000               1,2,5,6,7,8
   $50,000 or more                  1,2,3*,4*,5,6,7,8

 * Applies only for businesses with 50 or more employees

1.  Equal Employment Opportunity Provisions

    In accordance with Exec. Order No. 11246, dated September 24, 1965 and Part 60-1 of Title 41 of the codes of Federal Regulations (Public Contracts and Property Management, Office of Federal Contract Compliance, Obligations of Suppliers and Sub-contractors), as may be amended from time to time, the parties incorporate herein by this reference the regulations and contract clauses required by those provisions to be made a part of Government contracts and subcontracts.

2.  Certification of Non-segregated Facilities

    The Supplier certifies that it does not and will not maintain any facilities it provides for its employees in a segregated manner, or permit its employees to perform their services at any location under its control where segregated facilities are maintained and that it will obtain a similar certification prior to the award of any nonexempt subcontract.

3.  Certification of Affirmative Action Program

    The Supplier affirms that it has developed and is maintaining an affirmative action plan as required by Part 60-2 of Title 41 of the Code of Federal Regulations.

4.  Certification of Filing of Employers Information Reports

    The Supplier agrees to file annually, on or before the 31st day of March, complete and accurate reports on Standard Form 100 (EEO-1) or such forms as may be promulgated in its place.

5.  Utilization of Minority and Women's Business Enterprises

    (a) It is the policy of the Government and BellSouth Corporation and its affiliates as a Government Supplier, that minority and women's business enterprises shall have the maximum practicable opportunity to participate in the performance of contracts.

    (b) The Supplier agrees to use his or her best efforts to carry out this policy in the award of his or her subcontracts to the fullest extent consistent with the efficient performance of this contract. As used in this contract, the term "minority or women's business enterprise" means a business with at least 51 percent of which is owned by minority or women group members or in case of publicly owned businesses at least 51 percent of the stock of which is owned by minority or women group members. For purposes of this definition, minority group members are Blacks, Hispanics, Asians, Pacific Islanders, American Indians, and Alaskan Natives. Suppliers may rely on written representation by Sub-contractors regarding their status as minority or women's business enterprises in lieu of an independent investigation. The Supplier shall inform its Sub-contractors that any who misrepresent their status as small, minority or women-owned business enterprises in order to obtain for themselves a contract are subject to substantial penalties under law.

6.  Minority and Women's Business Enterprise Subcontracting Program

    (a) The Supplier agrees to establish and conduct a program which will enable minority and women's business enterprises (as defined in paragraph 5 above) to be considered fairly as Sub-contractors and suppliers under the contract. In this connection, the Supplier shall:

    (b) Designate a liaison officer who will administer the Supplier's minority and women's business enterprises program;

    (c) Provide adequate and timely consideration of the potentialities of known minority and women's business enterprises in all "make-or-buy" decisions;

    (d) Assure that known minority and women's business enterprises will have an equitable opportunity to compete for subcontracts, particularly by arranging solicitations, time for the preparation of bids, quantities, specifications, and delivery schedules so as to facilitate the participation of minority and women's business enterprises;

    (e) Maintain records showing (i) procedures which have been adopted to comply with the policies set forth in this clause, including the establishment of a source list of minority and women's business enterprises, (ii) awards to minority and women's business enterprises on the source list, and (iii) specific efforts to identify and award contracts to minority and women's business enterprises;

    (f) Include the Utilization of Minority and Women's Business Enterprises clause in subcontracts which offer substantial minority and women's business enterprises subcontracting opportunities;

    (g) Cooperate with the Government's Contracting Officer for BellSouth Corporation or its affiliates in any studies and surveys of the Supplier's minority and women's business enterprises procedures and practices that the Government's Contracting Officer may from time to time conduct;

    (h) Submit periodic reports of subcontracting to known minority and women's business enterprises with respect to the records referred to in subparagraph (4) above, in such form and manner and at such time (not more often than quarterly) as the Government's Contracting Officer for BellSouth Corporation or its affiliates may prescribe.

    (i) The Supplier agrees to provide assurances that the Supplier will include the clause in the contract entitled "Utilization of Small Business Concerns, Small Disadvantaged Business Concerns and Women's Business Enterprises" in all subcontracts that offer further subcontracting opportunities, and that the Supplier will require all subcontracts (except small business concerns) who receive subcontracts in excess of $500,000 ($1,000,000 for construction of any public facility), to adopt a plan similar to the plan agreed to by the Supplier.

7.  List of Employment Openings for Veterans

    In accordance with Exec. Order 11701, dated January 24, 1973, and Part 60-250 of Title 41 of the Code of Federal Regulations, as it may be amended from time to time, the parties incorporate herein by this reference the regulations and contract clauses required by those provisions to be made a part of Government contracts and subcontracts.

8.  Employment of the Disabled

    In accordance with Exec. Order 11758, dated January 15, 1974, and Part 60-741 of Title 41 of the Code of Federal Regulations as may be amended from time to time, the parties incorporate herein by this reference the regulations and contract clauses required by those provisions to be made a part of Government contracts and subcontracts.

                                  APPENDIX  E
                       BELLSOUTH TELECOMMUNICATIONS, INC.
                        STATEMENT OF POLICY ON DEALINGS
                          WITH SUPPLIERS AND SUPPLIERS

BellSouth Telecommunications, Inc., and its affiliated companies (hereinafter "BellSouth") does business with many Suppliers and suppliers. It is a fundamental policy of BellSouth that such dealings shall be conducted on a fair and non-discriminatory basis, free from improper influences, so that all participating Suppliers and suppliers may be considered on the basis of the quality and cost of their product or service.

BellSouth's policy is to seek out and obtain technically suitable products and services at the lowest overall cost. Accordingly, BellSouth will not recognize any oral agreement; any conversations with BellSouth's employees or representatives shall not be construed to imply a commitment or obligation on behalf of BellSouth. Any information disclosed or made know to BellSouth shall be deemed as public and nonproprietary. Information shall not be received in confidence, unless a prior written agreement authorizing such exchange of information has been executed by an authorized representative of BellSouth.

BellSouth is committed to doing business with Suppliers and suppliers in an atmosphere in keeping with the highest standards of business ethics. Therefore, it is BellSouth's Policy that our employees shall not accept form customers; from suppliers of property, goods, or services; or from other persons, any gifts, benefits or unusual hospitality that may in any way tend to influence or have the appearance of influencing them in the performance of their jobs.

Those employees of BELLSOUTH authorized to make purchases or negotiate contracts are aware of this policy, and your cooperation is solicited in order to forestall any embarrassing situations.